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1

FUND BOARD VIEWS

A Seat at the Table

VAT board evolves in 2024, preps for additional remit in '25

December 11, 2024

By Hillary Jackson

The Valued Advisers Trust board was enlarged earlier this year and transitioned to an all-independent membership, and now the four directors are poised to take on oversight of a mutual fund trust that will run side-by-side to their series trust responsibilities, according to Chair Andi Mullins. CRM Mutual Fund Trust is asking shareholders to vote next month on a new board comprised of the VAT directors, a slate that will not include the existing CRM Funds directors, she told Fund Board Views.

VAT is a series trust of Ultimus Fund Solutions, which has been performing a variety of duties for the CRM Mutual Fund Trust—including fund accounting, administration, and transfer agency and shareholder services—for some time. Mullins said the CRM Funds' move to a new board was, in part, prompted by the death in August of Ronald McGlynn, who served as chairman and president and was a founder of adviser Cramer Rosenthal McGlynn in 1973. "It was time for a change," she said, noting she and the other VAT board members were interviewed by CRM Funds directors Gregory Ahern and Rodney Wood, who "felt comfortable" with the transition. Cramer Rosenthal McGlynn will continue as the funds' adviser following the Jan. 22 shareholder vote.

The CRM Mutual Fund Trust will remain intact and outside of VAT, Mullins said, explaining that board meetings for VAT and the CRM trust will be "matched up" to run before or after each other and maximize the directors' time. In a proxy filing, CRM Mutual Fund Trust said the five CRM funds "will share, to some extent, fixed and variable overhead expenses as part of a shared operational and governance structure with 15 other mutual funds of the Valued Advisers Trust. Trust management expects that this operational and governance structure change will result in an overall decrease in the total operating expenses of the funds."

Mullins said the side-by-side structure is "a little unusual" but has been done before. She agreed the arrangement should provide some efficiencies and possibly cost savings to CRM Funds shareholders and said it will allow the CRM Funds to maintain their brand identity.

Changes in VAT Boardroom

Mullins said the VAT board added two independent directors mid-year to replace a departing interested director and better service the series trust, which has more than $2 billion in assets under management in open-end and exchange-traded funds. "Four [directors] seemed like the right number," she said, noting Ultimus is in the process of transitioning oversight of each of its series trusts to all-independent boards, rolling off interested directors at opportune times rather than abruptly and all at once.

In addition to Mullins, the VAT board includes Ira Cohen, Susan Templeton, and Martin Burns. Mullins has served since 2017 and also serves on the boards of Angel Oak Family of Funds and The Cushing Mutual Funds; she was vice president of finance and CFO of the Eagle Family of Funds during her nearly 20 years at Raymond James Financial. Cohen joined the VAT board in 2010 and also serves as independent chair of Angel Oak Funds; his professional career includes consulting to DTCC, NASD, Broadridge, Fidelity Investments, and other investment management firms.

Templeton and Burns joined the board in June and have one board meeting under their belts so far. Templeton (left) serves on the board of Claridges Trust Co. and on the advisory boards of Morningstar Inc. and Seyen Capital; earlier in her career, she held senior roles at William Blair Funds and The Newton Funds. Burns (right) was chief industry operations officer at Investment Company Institute from 2006 to his retirement in 2022; he currently is the principal owner of asset management consulting firm ActioCon LLC.

With a 50-50 gender split, the VAT board exceeds the industry average of 38% female directors. The average age of the directors is 64 years old, below the industry average age of 67.

Outgoing CRM Funds Directors

Ahern and Wood have been solely responsible for oversight of the CRM funds since August when McGlynn passed away. Both have served since 2017 and will resign following the shareholder vote in January, provided the new board members are elected.

Ahern, 72, was chief public communications officer for Investment Company Institute from 2004 to 2011 and head of corporate communications and government relations for Financial Industry Regulatory Authority from 2012 to 2016. He chairs the Westerly Hospital Foundation board and is vice chairman of the Yale New Haven Health Westerly Hospital. Wood, 64, has been president and CEO of the Detroit Lions football team since 2015.

CRM's five value equity funds have just under $1 billion in assets under management. Cramer Rosenthal McGlynn officials did not immediately respond to requests for comment.